Exhibit 99.1
CHART INDUSTRIES, INC.
Host: Michael Biehl
November 9, 2006/10:30 a.m. EST

CHART INDUSTRIES, INC.
November 9, 2006
10:30 a.m. EST

Moderator	Good morning, and welcome to the Chart Industries, Inc., Third Quarter 2006 conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. As a reminder, today’s call is being recorded. Thank you. I would now like to turn the conference over to Mr. Michael Biehl, Chart Industries’ Executive Vice President and Chief Financial Officer. You may begin your conference.

M. Biehl	Thank you. Good morning, everyone. I’d like to thank all of you for joining us today and welcome you to Chart Industries’ third quarter 2006 conference call. We will be discussing the results of operations for the three months ended September 30, 2006. You should have already received our earnings release that was issued earlier this morning. If you have not received the release, you may retrieve it by visiting our Web site at www.chart-ind.com. A telephone replay of today’s broadcast will be available following the conclusion of the call until November 24th. The replay information is contained in our release.

Before we begin, we need to remind you that statements made during this call that are not historical in fact are forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in the forward-looking statements. For further information about important facts that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, please refer to the information regarding such statements and risk factors included in the Company’s latest filing with the SEC. These filings are available through the investor section of our Web site or through the SEC Web site, www.sec.gov. We undertake no obligation to update publicly or revise any forward-looking statements.

CHART INDUSTRIES, INC.
Host: Michael Biehl
November 9, 2006/10:30 a.m. EST

Now that we’ve made the necessary disclosures, I’ll give an overview of the third quarter results, and Sam Thomas, our President and Chief Executive Officer, will provide highlights of the third quarter results for each of the business segments and our revised earnings per share outlook for the year.

We’re pleased to announce that net sales for the third quarter of 2006 were $142.8 million and represent an increase of 35% compared to the net sales of $105.8 million for the third quarter of 2005. The increase primarily reflected stronger sales of our Energy & Chemicals and Distribution & Storage segments.

Our gross profit was higher by $9 million, or 31%, primarily driven by the higher sales volume. Our gross profit margin for the 2006 third quarter was approximately 28% and was favorably impacted by improvements in both our Distribution & Storage and BioMedical segments, but was down one percentage point compared with 2005, due to lower margins in our Energy & Chemicals segment.

Selling, general and administrative, or SG&A, expenses were $18.2 million, or 13% of sales, for the third quarter of 2006, compared with $15.5 million, or 15% of sales, for the same quarter in 2005. The increase in SG&A expense in the third quarter of 2006 was primarily due to higher employee-related and infrastructure costs to support our overall business growth, higher medical costs and Sarbanes-Oxley implementation costs. As a reminder, the Company is required to be fully compliant with Sarbanes-Oxley when we file our 2007 annual report on Form 10-K in the first quarter of 2008. Therefore, we are in the midst of the implementation process and will continue to see related costs in future quarters, which have been reflected in our revised forecasted range of earnings per share for the year. Also included in SG&A expenses in the third quarter of 2006 was $2.3 million of income related to the settlement of a Hurricane Rita insurance claim for losses incurred primarily at our Energy & Chemicals New Iberia, Louisiana, manufacturing facility.

Amortization expense for the third quarter of 2006 was $4.3 million, compared with $1.0 million for the third quarter of 2005. This increase of $3.3 million is attributable to higher amortization for finite-lived intangible assets recorded at fair value as a result of the acquisition of Chart by First Reserve in October 2005.

CHART INDUSTRIES, INC.
Host: Michael Biehl
November 9, 2006/10:30 a.m. EST

Net interest expense and amortization of financing costs for the third quarter of 2006 was $6.5 million, compared with $1.3 million for the third quarter of 2005. This $5.2 million increase was attributable to increased long-term debt as a result of the acquisition.

Income tax expense of $3.4 million for the third quarter represented tax on both domestic and foreign earnings at an estimated effective income tax rate of 32.5%, compared with $3.5 million for the third quarter of 2005, which was an effective tax rate of 32.8%.

In summary, our consolidated net income for the third quarter of 2006 was $6.9 million, or $0.34 per diluted share. However, after giving full effect to the shares issued in our IPO, net income per dilute share would have been $0.27 on a pro forma basis.

Cash provided by operating activities for the nine months ended September 30, 2006, was $33.6 million, compared to $19.1 million for the nine months ended September 30, 2005. This increase of $14.5 million was attributable to higher cash earnings and continued focus on managing working capital.

Cash used in investing activities for the nine months ended September 30, 2006, was $29.4 million, compared with $20.6 million for the nine months ended September 30, 2005. Cash used in 2006 includes $13.5 million for capital expenditures and $15.8 million for the acquisition of Cooler Service in Tulsa, Oklahoma, in the second quarter of 2006. Cash used in 2005 primarily consisted of capital expenditures of $10.2 million and the acquisition of CEM in China for $12.1 million in the second quarter of 2005.

Net debt decreased by $64.8 million during the first nine months of 2006 to $267.0 million at September 30, 2006. The decrease was primarily attributable to the use of net proceeds from our IPO and warrant and option exercises in the second quarter to make principal prepayments on our outstanding term debt.

We expect our cash requirements for the fourth quarter of 2006 to include approximately $8 million to $10 million of capital expenditures, primarily for our continued facility expansions in our Energy & Chemicals and Distribution & Storage segments, to support the expected increase in global demand for our products. We are carefully managing the timing of completion and spending on these capital projects to optimize our capacity

CHART INDUSTRIES, INC.
Host: Michael Biehl
November 9, 2006/10:30 a.m. EST

utilization. Our capital spending for 2006, which is expected to be in a range of $22 million to $24 million, will significantly exceed the spending levels compared to recent years. In addition, we expect to use approximately $10 million of cash in the fourth quarter for scheduled interest payments under both our senior secured credit facility and senior subordinated notes and use approximately $4 million of cash for both U.S. and foreign income tax payments. We have no scheduled principal payments in the fourth quarter on our outstanding debt, but will consider making a voluntary pre-payment on our senior term debt, depending on the excess cash flow generated during the fourth quarter.

Our bond agreements required us to file an Exchange Offer Registration Statement and subsequently complete the exchange offer for our bonds by August 14, 2006. However, since we are in the midst of completing our IPO, we were unable to complete the bond registration and exchange offer. As a result, additional interest at a rate of 0.25% will be paid to the bondholders for the 90-day period ended November 11, 2006. Additional interest will accrue in additional increments of 0.25% after that date for each subsequent 90-day period up to a maximum of 1.0% until the exchange offer of our bonds is completed. This will result in additional interest expense of approximately $200,000 for the year. We expect to file the Exchange Offer Registration Statement within the next 90 days.

I’ll now turn the call over to Sam Thomas who will review our business segment highlights for the third quarter and our outlook for the year.

S. Thomas	Thank you, Michael, and good morning, everyone.

Our Energy & Chemical segment sales increased 71% to $54.4 million for the third quarter of 2006, compared to $31.8 million for the same quarter of 2005. This increase primarily resulted from two factors: first, higher volume associated with large heat exchangers and process systems projects, which had been driven by continued growth in the liquid natural gas and natural gas segments of the global hydrocarbon processing market; second, the inclusion of $9.8 million of air-cooled heat exchanger sales as a result of acquisition of Cooler Service in the second quarter of 2006. Gross profit increased by $1.5 million in the third quarter of 2006, compared to the third quarter of 2005, while the related margin declined by almost 9 percentage points to approximately 19%. The increase in gross profit was primarily driven by the inclusion of the air-cooled heat exchanger sales in 2006. The decline in the gross profit margin was due to the low margins primarily on two long-term field installation projects that

CHART INDUSTRIES, INC.
Host: Michael Biehl
November 9, 2006/10:30 a.m. EST

we previously discussed on the second quarter 2006 conference call. We believe that good progress is being made on these projects and the costs to complete are consistent with our expectations. Also, as we continue to work diligently to resolve the execution issues on these projects, there is potential for us to expand our scope of work, which would improve our revenues and margins. We expect reimbursement of some of these execution costs during the fourth quarter and during the next year, but we will not recognize the income until the reimbursements are reasonably assured. This is similar to the insurance reimbursement on the Hurricane Rita costs Michael mentioned, which were incurred primarily in the second half of 2005. Reimbursement for these types of costs does not commonly match the period of incurrence.

Our Distribution & Storage segment sales increased for the third quarter of 2006 by 23% to $67.9 million, compared with $55.1 million for the third quarter of 2005. Bulk storage and packaged gas systems sales were stronger, primarily due to higher volume resulting from continued growth in the global industrial gas market and, to a lesser extent, to price increases as we continue to absorb escalating raw material costs. D&S gross profit increased by $6.3 million to $21.8 million in the third quarter of 2006, and gross profit margin improved by 4 percentage points to 32%, primarily due to higher sales volume, a shift in sales mix to higher-margin products, manufacturing productivity improvements and, to a lesser extent, the timing of product price increases.

Our BioMedical segment sales for the third quarter of 2006 reflected a 9% increase to $20.4 million, compared with $18.9 million for the third quarter of 2005. This increase in sales was driven by higher international demand for medical respiratory products, as biological storage system sales were flat and other BioMedical product sales were down slightly due to delays in orders. BioMedical segment gross profit increased $1.6 million to $7.4 million in the third quarter of 2006 when compared with the same quarter in the prior year. The related margin improved by 5 percentage points to 36% of sales, due primarily to the higher sales volume and improved manufacturing productivity, particularly for the medical respiratory product line, which was moved to our Canton, Georgia, facility during 2005.

Our backlog at September 30, 2006, was $260.0 million, which was a decline of 6% from the June 30, 2006, level of $276.9 million, but was up 31% compared with backlog of $198.8 million at September 30, 2005. Orders for the third quarter of 2006 were $127.4 million, compared to

CHART INDUSTRIES, INC.
Host: Michael Biehl
November 9, 2006/10:30 a.m. EST

$150.1 million for the second quarter of 2006 and $127.0 million for the third quarter of 2005. The decline in the third quarter compared to the second quarter of 2006 was attributable to the delay in large orders in our Energy & Chemical segment. As mentioned in our release, order flow for the Energy & Chemical segment is difficult to predict on a quarterly basis, due to the nature and size of the projects being bid.

In terms of outlook for the remainder of the year, we expect to see continued growth in sales and operating income in the fourth quarter of 2006 compared with the fourth quarter of 2005. Although our backlog was down at the end of the third quarter of 2006, compared to the end of the second quarter of 2006, we continue to be optimistic about future order growth, particularly in the Energy & Chemicals segment, as there are several large projects in our bid backlog that we expect to be awarded in the near future that would increase our backlog over current levels.

Net income per share on a weighted average diluted basis for 2006 has been revised upward to $1.47 to $1.54, primarily reflecting the impact of the insurance proceeds, based on 16.6 million weighted average shares outstanding and the expected impact of dilutive options for the year. The previous 2006 EPS range that we reported in our second quarter 2006 earnings release was $1.35 to $1.43 per share. After giving full effect to the shares issued in our IPO, the expected range for pro forma diluted net income per share for 2006 has been revised upward to $0.95 to $1.00, from the $0.89 to $0.94 per share previously reported, based on 25.7 million weighted average diluted shares outstanding on a pro forma basis.

This concludes our remarks on the third quarter results. Operator, please open up the lines for questions and provide the participants with instructions for doing so. Thank you.

Moderator	Certainly. Your first question comes from Roger Read with Natexis Bleichroeder.

R. Read	Good morning, gentlemen. I was just wondering if we could maybe get a little more clarity from you on maybe the bids outstanding, get an idea of—I understand the lumpiness, but maybe an idea of what we could expect over the next, say, six months, if not the next three, in terms of some of the size of these E&C orders that are out there.

S. Thomas	Sure. As we’ve discussed previously, there are a number of orders in our project list in the $10 million to $20 million range, which we had forecast

CHART INDUSTRIES, INC.
Host: Michael Biehl
November 9, 2006/10:30 a.m. EST

with some discounting to occur third/fourth quarter, which we expect to see coming through in the fourth quarter or early first quarter. It’s been a general industry trend that the simple volume of projects has meant that, both for financing purposes and for engineering purposes, our customers have not been able to actually complete those and get to the project go-ahead and place orders on the basis that they had earlier indicated. There are still very strong levels of activity, and we have the expectation that those projects will go forward, but they are seeing delays for those reasons.

There are also a number of global-scale LNG projects, four in West Africa in particular, which we have discussed previously, where the delays from what had been indicated earlier in the year by our customers place them late fourth quarter, early first quarter perhaps, or into the second quarter of next year for actual order placement. A couple of them are at the point of final investment decision, and some are anticipating final investment decisions in the fourth quarter and first quarter of next year. Our orders typically follow a few months after that final investment decision.

R. Read	Okay. And the LNG projects specifically fall into that same $10 million to $20 million order range or are those larger?

S. Thomas	They are larger. They would range in size on individual projects from $30 million to as much as $80 million.

R. Read	Okay. So sometime in the first half of ‘07, we should see some of that come through, if not a little sooner?

S. Thomas	Those are current indications from our customers, yes.

R. Read	Okay, good. And then just one point to clarify as you look at the fourth quarter. You indicated Q4 revenues up on a year-over-year basis. Typically some seasonality in your business; would that be a safe assumption that we wouldn’t expect to see sequential revenue growth or is business strong enough that you’re getting away from some of the historical seasonality?

S. Thomas	I think that, as you point out, there is some seasonality. I believe that we are forecasting—bear with me just a moment to verify. We’re currently forecasting it flat, so there are puts and takes in that.

R. Read	Okay. Thank you, gentlemen.

CHART INDUSTRIES, INC.
Host: Michael Biehl
November 9, 2006/10:30 a.m. EST

Moderator	Your next question comes from Michael Weisberg with ING Investment Management.

M. Weisberg	Hi there. The four projects you talked about in West Africa, have they already determined who the final prime contractor will be on the projects?

S. Thomas	I believe, in all of those cases, they have either made the determination or have given a strong indication as to who the final bidder is.

M. Weisberg	Okay. Judging by the size of the potential for you, it sounds like these would all be projects where you’re going to do more than the heat exchanger work. Is that right?

S. Thomas	That is correct. There are additional projects in West Africa where we may be solely the provider of heat exchangers; but, in the four projects, you’re correct that these are projects where we would have a very full content of providing the full LNG liquefier and cold boxes.

M. Weisberg	It’s always hard to project this, Sam, and I appreciate that. What do you think the probability is that these contracts will be awarded in ‘07, just to give yourself some leeway?

S. Thomas	Our indication, both from our direct customer and from publicly released statements at the project level, either from a global oil company or from one of the national oil companies, is that they will go forward during 2007. Their current indications have said that in the first half of ‘07.

M. Weisberg	You said there would be, what, about a couple month delay before you would get your order once the final investment decision is a go?

S. Thomas	That’s typical, yes. It can’t be quantified exactly, because on some of these projects, portions of our equipment or our engineering are on the critical path. Hence, it’s possible to get limited releases either ahead of the final investment decision or practically coincident with the final investment decision.

M. Weisberg	Sam, the number of $10 million to $20 million you said could come fourth quarter likely or possibly early first. Is that also in the E&C area?

S. Thomas	It is, yes. Typically outside of E&C, the purchase orders are seldom over the $3 million to $5 million range.

CHART INDUSTRIES, INC.
Host: Michael Biehl
November 9, 2006/10:30 a.m. EST

M. Weisberg	Right. Great. Thanks a lot.

S. Thomas	Thank you.

Moderator	Your next question comes from Scott Gill with Simmons & Company.

S. Gill	Good morning, Sam.

S. Thomas	Good morning, Scott.

S. Gill	Just a little bit more on this line of questioning with the potential orders out there, both the large and the small ones. Just kind of refresh us about your capacity to handle work. How much more work or backlog would you be comfortable in taking on, say, over the next couple of quarters? Also, how should we be looking at your gross margins on the Energy & Chemical side as we look into 2007/2008 with respect to cost inflation and other factors here?

S. Thomas	First, in terms of our capacity, we operated at significantly higher levels of utilization and total hours at both our heat exchanger manufacturing facility in LaCrosse and at our fabrication yard in New Iberia throughout the third quarter of 2006. Both facilities were capacity constrained. You’ll recall that we had announced significant capital expenditure to expand our capacity and we are doing so incrementally throughout 2006 and 2007 for our heat exchangers so that we’ll have effectively over that two-year period doubled our capacity.

Within the heat exchanger manufacturing, we are selling that capacity as it’s available, but feel we have capacity to match the ramp up in output. Within the cold box fabrication area, we have secured and begun the ramp up of a second fabrication yard in the Houston area. That will be progressively brought online and ramped up during 2007 and will peak in early 2008. So we think we are well suited, well adapted to being able to handle the anticipated workload. I’ll remind you that, when we talk about the large global scale LNG liquefier projects, those will be roughly 20- to 30-month execution projects. So we believe we’re well adapted and have in hand the capacity expansions we need to meet that demand.

S. Gill	Okay. And then my follow-up question was can you give some color as to your view of gross margins on that side of your business as we look into 2007 and beyond, given kind of the dynamics here with cost inflation?

CHART INDUSTRIES, INC.
Host: Michael Biehl
November 9, 2006/10:30 a.m. EST
Page10

S. Thomas	We believe we’re well covered and will continue to recover margins in the E&C division back to historic levels. So against the 19% we reported in the third quarter, we would be expecting to bring that back over the next two to three quarters into the 25%-plus range. Despite cost inflation, our quotations for all of these projects have been updated to latest costs, and the bid validities are such that we will have the opportunity to refresh costs prior to final awards.

S. Gill	Okay, great. That’s very helpful. Thank you, Sam.

S. Thomas	Thank you.

Moderator	Your next question is a follow-up question from Roger Read from Natexis Bleichroeder.

R. Read	One follow-up question. The amount of money you might recover on these projects that caused the issue with profitability in the second quarter obviously impacted Q3 a little bit. Can you quantify that at this point what we might see come through over the next—I guess it was going to be one project done kind of late Q1 and the other about mid-time of next year?

S. Thomas	Right. It’s actually very difficult to estimate the potential, because, in fact, we’re involved in discussions that would increase the scope of the work to be done. So there are opportunities for both increased revenue and increased margin on these projects before they’re complete, in addition to simply recovery of costs. To try and give you a flavor, it’s in excess of $1 million and could be several million dollars that we expect to be able to recover over the next 6 months, but there is upside potential from the standpoint of additional revenue and margin beyond that.

R. Read	Okay, great. Thank you.

Moderator	At this time, there are no further questions. Gentlemen, are there any closing remarks?

S. Thomas	Nothing further. I thank you all for joining us, and we look forward to our next conference call.

Moderator	Ladies and gentlemen, this concludes today’s Chart Industries, Inc., third quarter 2006 conference call. You may now disconnect.